Contacts:	Basil Maglaris (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•	Q4 net revenues grew 2.2% and Organic Net Revenues[1] were up 3.4%

•	2014 EPS of $1.74 included $1.41 of losses from market-based impacts to post-employment benefit plans[1]

•	2014 Free Cash Flow[1] was $1.5 billion

NORTHFIELD, Ill. - Feb. 12, 2015 - Kraft Foods Group, Inc. (NASDAQ: KRFT) today announced financial results that reflected the impact of significant pricing actions to offset record-high commodity costs, mixed execution across the business portfolio as well as a number of factors, which are not expected to repeat, that influenced both the fourth quarter and full year.

“While there were some positive developments in the fourth quarter, we did not deliver to our potential in 2014, with the macro environment and our execution affecting our results,” said Kraft Chairman and CEO John T. Cahill. “I believe our brands and our people are an unbeatable combination, but as we look at 2015 and beyond, we need to leverage those strengths against a plan that accelerates the pace of change, improves execution and puts Kraft on a clear path to long-term, sustainable growth.”

FOURTH QUARTER FINANCIAL SUMMARY

•
Net revenues grew 2.2 percent and Organic Net Revenues were up 3.4 percent. Organic growth was driven by positive net pricing of 1.9 percentage points to offset higher input costs, as well as volume/mix gains of 1.5 percentage points from growth in the Refrigerated Meals, Exports and Canada businesses.

•
An operating loss of $614 million and EPS loss of $0.68 were driven by a non-cash loss of $1,364 million, or $1.43 per diluted share, from market-based impacts to post-employment benefit plans. The loss from market-based impacts to post-employment benefit plans was driven by a combination of lower discount rates and updated published mortality assumptions, partially offset by favorable asset returns.

•
Excluding market-based impacts to post-employment benefit plans in both years, operating income grew at a low single-digit rate and EPS grew at a double-digit rate. Operating income growth was primarily driven by lower advertising and overhead costs, as well as the absence of recall costs versus the prior year quarter. A net benefit was also realized from a combination of lower manufacturing costs, primarily driven by productivity gains, and higher net pricing that more than offset higher commodity costs. EPS growth was further enhanced by a lower tax rate versus the prior year quarter.

•	Fourth quarter 2014 results also included $92 million, or $0.10 per diluted share, of unrealized losses from commodity hedging activities.

2014 FINANCIAL SUMMARY

•
Net revenues decreased 0.1 percent and Organic Net Revenues were up 0.9 percent versus the prior year. Net pricing contributed 1.2 percentage points of growth and reflected significant price increases in response to rising commodity costs that were partially offset by higher promotional spending in the Meals & Desserts and Beverages businesses. Volume/mix declined 0.3 percentage points due to volume losses associated with certain pricing actions, primarily in cheese, as well as category weakness in meals and market share losses in desserts.

•	Operating income of $1.9 billion and EPS of $1.74 included a non-cash loss of $1,341 million, or $1.41 per diluted share, from market-based impacts to post-employment benefit plans.

•
Excluding market-based impacts to post-employment benefit plans in both 2014 and 2013, operating income grew at a mid-single-digit rate while EPS advanced at a double-digit rate. Operating income growth was primarily driven by a reduction in spending on cost savings initiatives,[2] reduced marketing expenditures and favorable retirement-related benefit adjustments primarily resulting from lower-than-expected claims experience in 2014. A net benefit was also realized from a combination of manufacturing productivity gains and higher net pricing that more than offset higher commodity costs. EPS growth was further enhanced by a lower tax rate versus the prior year.

•	2014 results were also tempered by $79 million, or $0.09 per diluted share, of unrealized losses from commodity hedging activities.

•
Free Cash Flow of $1.5 billion was in line with the prior year as the current year reflected the benefit of lower pension plan contributions while the prior year included significant working capital improvements.

BUSINESS SEGMENT HIGHLIGHTS
Cheese:

•
Fourth quarter net revenues of $1,170 million increased 8.4 percent reflecting price increases related to higher input costs and a recovery in string cheese volumes from a prior year recall. These gains were partially offset by the negative impact to volumes from price increases.

•
Fourth quarter operating income increased 31.2 percent due to higher net pricing, the absence of prior year recall costs, lower manufacturing costs primarily driven by productivity gains, lower overhead costs and lower advertising spending. These gains more than offset significantly higher commodity costs.

•
Full year net revenues of $4.1 billion increased 3.6 percent, driven by higher commodity cost-driven pricing that was partially offset by unfavorable volume/mix. Unfavorable volume/mix reflected volume losses from price increases that were tempered by an increase in shipments of string cheese following a 2013 recall.

•
Full year operating income increased 3.5 percent from a combination of higher net pricing and lower spending on both cost savings initiatives and marketing activities. This favorability was partially offset by record high dairy costs, unfavorable volume/mix and higher manufacturing costs.

Refrigerated Meals:

•
Fourth quarter net revenues of $793 million increased 6.3 percent from a combination of volume/mix gains and higher net pricing to offset higher input costs. Balanced growth was achieved through continued momentum in the Lunchables franchise, as well as gains from innovation, including Oscar Mayer Deli Fresh BOLD cold cuts and the P3 Portable Protein Pack.

•
Fourth quarter operating income grew 42.0 percent driven by manufacturing productivity, higher net pricing and volume/mix gains that were partially offset by higher commodity costs, higher spending on cost savings initiatives and investments in advertising.

•
Full year net revenues of $3.4 billion increased 3.0 percent, reflecting both higher net pricing and improved volume/mix. Higher net pricing reflected commodity cost-driven pricing in both cold cuts and hot dogs that was partially offset by lower net pricing in bacon. Favorable volume/mix was driven by growth in the Lunchables franchise and the introduction of the P3 Portable Protein Pack, as well as ongoing growth in bacon.

•
Full year operating income growth of 14.9 percent was driven by lower manufacturing costs reflecting net productivity gains as well as higher net pricing. Income growth was tempered by higher commodity costs and increased marketing investments primarily behind the introduction of the P3 Portable Protein Pack and incremental support of the Lunchables franchise.
Beverages:

•
Fourth quarter net revenues of $577 million decreased 3.4 percent from a combination of lower pricing and unfavorable product mix. Lower pricing was due to increased promotional activity in refreshment beverages. Unfavorable product mix reflected a combination of strong volume growth in Capri Sun ready-to-drink beverages and lower volumes of roast and ground coffee and powdered beverages. These impacts were partially offset by the benefit of launch-related shipments of McCafé coffee.

•
Fourth quarter operating income declined 41.7 percent as higher commodity costs, lower net pricing due to an increase in promotional spending, and unfavorable product mix more than offset lower advertising spending versus the prior year.

•
Full year net revenues of $2.6 billion decreased 2.0 percent as lower net pricing was partially offset by favorable volume/mix. Lower net pricing reflected increased promotional spending in refreshment beverage categories and lower net pricing in roast and ground coffee. Favorable volume/mix was driven by growth in on-demand coffee products and Capri Sun ready-to-drink beverages that were partially offset by lower shipments of roast and ground coffee, reflecting a shift in consumer preference to on-demand coffee, and lower sales of liquid concentrates that reflected market share losses.

•
Full year operating income increased 10.0 percent due primarily to lower commodity costs, a reduction in marketing spending, lower spending on cost savings initiatives and manufacturing cost improvements driven by net productivity. This increase was partially offset by lower net pricing that reflected an increase in promotional spending.

Meals & Desserts:

•
Fourth quarter net revenues of $627 million declined 6.6 percent reflecting a combination of category declines in both the meals and desserts categories, market share losses in desserts, as well as increased promotional spending.

•
Fourth quarter operating income decreased 10.1 percent due to lower net pricing and a significant increase in spending on cost savings initiatives that more than offset reductions in advertising and overhead costs.

•
Full year net revenues of $2.2 billion decreased 6.5 percent due to a decline in volume/mix and lower net pricing. The volume/mix decline was primarily due to lower shipments of meals and desserts that reflected a combination of changes in consumer preferences and market share losses in desserts. Lower net pricing was primarily due to increased promotional activity.

•	Full year operating income decreased 8.1 percent from lower net pricing, unfavorable volume/mix and higher commodity costs that were partially offset by lower marketing spending.
Enhancers & Snack Nuts:

•
Fourth quarter net revenues of $488 million declined 1.2 percent as lower net pricing from increased promotional activity in the enhancers categories versus prior year levels more than offset volume/mix gains in Planters snack nuts.

•
Fourth quarter operating income growth of 14.1 percent reflected lower advertising expenses, spending on cost savings initiatives and manufacturing costs versus the prior year. These gains were partially offset by unfavorable commodity costs and lower net pricing.

•
Full year net revenues of $2.1 billion decreased 1.9 percent, including the impact of lower sales to Mondelēz International. Organic Net Revenues decreased 1.5 percent as lower net pricing was partially offset by favorable volume/mix. Lower net pricing was due primarily to increased promotional activity across the enhancers categories. Favorable volume/mix was driven by growth in snack nuts, partially offset by lower shipments of peanut butter.

•
Full year operating income increased 9.1 percent as lower manufacturing costs driven by net productivity and lower spending on both marketing and cost savings initiatives were partially offset by lower net pricing.

Canada:

•
Fourth quarter net revenues of $533 million declined 1.5 percent due to an unfavorable currency impact. Organic Net Revenue growth of 6.5 percent primarily reflected strong volume/mix gains from incremental in-store activity versus the prior year quarter as well as the successful launch of McCafé coffee. Net pricing gains were driven by significant price increases taken to offset higher input costs, particularly in cheese and coffee.

•
Fourth quarter operating income increased 14.1 percent despite an unfavorable currency impact of 9.3 percentage points. Excluding currency, the increase in operating income reflected significant manufacturing productivity improvements, higher net pricing, lower spending on cost savings initiatives and volume/mix gains that were partially offset by higher commodity costs.

•
Full year net revenues of $1.9 billion decreased 4.9 percent, including a 6.8 percentage point unfavorable impact from foreign currency. Organic Net Revenues increased 1.9 percent from a combination of higher net pricing and favorable volume/mix. Higher net pricing in cheese and coffee was partially offset by lower net pricing in refreshment beverages. Favorable volume/mix was driven by higher shipments of natural cheese and the launch of McCafé coffee, partially offset by lower shipments of processed cheese.

•
Full year operating income decreased 0.8 percent, including an unfavorable currency impact of approximately 7.5 percentage points. Excluding currency, lower marketing spending, higher net pricing and lower manufacturing costs driven by net productivity were partially offset by the impact of higher commodity costs.

Other Businesses:

•
Fourth quarter net revenues of $508 million increased 8.8 percent. Organic Net Revenue growth was 11.9 percent reflecting a combination of strong volume/mix growth in both the Exports and Foodservice businesses as well as significant price increases to offset higher input costs in foodservice product lines.

•	Fourth quarter operating income increased 19.4 percent as significant manufacturing productivity, higher net pricing and volume/mix gains more than offset higher commodity costs.

•
Full year net revenues of $1.9 billion grew 4.9 percent despite the impact of unfavorable foreign currency. Organic Net Revenues increased 6.0 percent, driven by higher net pricing and favorable volume/mix. Higher net pricing realized in Foodservice and higher shipments in Exports were partially offset by the unfavorable impact of planned foodservice product line exits.

•
Full year operating income increased 15.9 percent as higher net pricing, lower manufacturing costs driven by net productivity and lower spending on cost savings initiatives were partially offset by increased commodity costs.

CONFERENCE CALL
Kraft will host a conference call to discuss its fourth quarter and full year 2014 results today at 4 p.m. Central time.

The call will be hosted by:

•	John T. Cahill, Chairman and CEO

•	Teri List-Stoll, EVP and CFO

•	Chris Jakubik, VP, Investor Relations

Live Event Dial-in Details:
United States Dial-In: 1-888-350-0137
International Dial-In: 1-970-315-0478
Access code: 68507851

To ensure timely access, participants should dial in approximately 10 minutes before the call starts. A listen-only webcast will be available in the Investor Center section of Kraft’s Web site at ir.kraftfoodsgroup.com under "Events & Presentations."

A replay of the conference call will be available until Feb. 23, 2015, by calling 855-859-2056 from the United States and Canada or 404-537-3406 from other locations. The access code for the replay is 68507851. An archive of the webcast will be available for one year following the conference call on Kraft’s Web site.

KRAFT FOODS GROUP LEADERSHIP CHANGES
In conjunction with Q4 and full year 2014 results, Kraft separately announced management changes that will position the company for future growth and success. More information on the leadership changes announced today can be found on the company Web site at www.kraftfoodsgroup.com.

ABOUT KRAFT FOODS GROUP
Kraft Foods Group, Inc. (NASDAQ: KRFT) is one of North America’s largest consumer packaged food and beverage companies, with annual revenues of more than $18 billion. The company’s iconic brands include Kraft, Oscar Mayer, Velveeta, Planters, Philadelphia, Maxwell House, Lunchables, Capri Sun, Kool-Aid and JELL-O. Kraft’s 22,500 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 and the NASDAQ-100 indices. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.

FORWARD-LOOKING STATEMENTS
This press release contains a number of forward-looking statements. Words such as "leverage," "accelerate," "improve," "change," "execute," "expect," "will," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft’s plans, execution and growth. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond Kraft’s control. Important factors that affect Kraft’s business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; Kraft’s ability to maintain, extend and expand its reputation and brand image; Kraft’s ability to differentiate its products from other brands; increasing consolidation of retail customers; changes in relationships with significant customers and suppliers; Kraft’s ability to predict, identify and interpret changes in consumer preferences and demand; Kraft’s ability to drive revenue growth in its key product categories, increase its market share, or add products;

volatility in commodity, energy and other input costs; changes in Kraft’s management team or other key personnel; Kraft’s geographic focus in North America; changes in regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; Kraft’s ability to complete or realize the benefits from potential acquisitions, alliances, divestitures or joint ventures; Kraft’s indebtedness and ability to pay such indebtedness; disruptions in information technology networks and systems; Kraft’s inability to protect intellectual property rights; weak economic conditions; tax law changes; volatility of market-based impacts to post-employment benefit plans; pricing actions; and other factors. For additional information on these and other factors that could affect Kraft’s forward-looking statements, see Kraft’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K. Kraft disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP AND OTHER FINANCIAL MEASURES
To supplement Kraft’s financial statements presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Kraft presents Organic Net Revenues and Free Cash Flow, both of which are considered non-GAAP financial measures. The presentations of Organic Net Revenues and Free Cash Flow are intended to supplement investors' understanding of Kraft’s operating results and liquidity. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft’s results prepared in accordance with GAAP. In addition, the non-GAAP measures Kraft uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Kraft uses in the same way.

Kraft currently defines Organic Net Revenues as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of business out of a foreign country), currency and the 53rd week of shipments when it occurs. Management calculates the impact of currency on net revenues by holding exchange rates constant at the previous year's exchange rate. Management believes that presenting Organic Net Revenues is useful to investors because it (i) provides investors meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view Kraft’s performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate Kraft’s historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating Kraft.

Kraft defines Free Cash Flow as cash flow from operations less capital expenditures.

Management believes that Free Cash Flow is useful to investors because it reflects Kraft’s cash available for uses including investments in growth and product development and Kraft’s ability to generate cash while maintaining its fixed assets.

See the attached schedules for supplemental financial data and corresponding reconciliations of Organic Net Revenues to net revenues for the three and twelve months ended Dec. 27, 2014 and Dec. 28, 2013 and Free Cash Flow to operating cash flow for the twelve months ended Dec. 27, 2014 and Dec. 28, 2013.

As previously announced, beginning in 2013, Kraft adopted a mark-to-market accounting policy for Kraft’s post-employment benefit obligations. Kraft discloses market-based impacts in order to provide better transparency to investors in evaluating Kraft. Management currently defines market-based impacts to post-employment benefit plans as the costs or benefits resulting from the change in discount rates, the difference between Kraft’s estimated and actual return on plan assets, and other assumption changes driven by changes in the law or other external factors.

_________________________

[1]	Please see the discussion of non-GAAP and other financial measures above and the reconciliation to GAAP at the end of this press release.

[2]
Cost savings initiatives are related to reorganization activities including severance, asset disposals, and other activities that do not qualify for special accounting treatment as exit or disposal activities. Included within cost savings initiatives are activities related to the previously disclosed multi-year restructuring program.

# # #

Schedule 1
Kraft Foods Group, Inc.
Consolidated Statements of Earnings
For the Three Months Ended
(in millions of dollars, except per share data) (Unaudited)

	December 27, 2014	December 28, 2013	% Change Fav / (Unfav)

Net revenues	$4,696	$4,595	2.2%
Cost of sales[1,2]	4,224	2,663	(58.6)%
Gross profit	472	1,932	(75.6)%
Selling, general and administrative expenses[1,2]	1,085	409	+(100.0)%
Asset impairment and exit costs[1]	1	9	88.9%
Operating (loss) / income	(614)	1,514	+(100.0)%
Interest and other expense, net	(116)	(124)	6.5%
(Loss) / earnings before income taxes	(730)	1,390	+(100.0)%
Provision for income taxes	(332)	459	+100.0%
Effective tax rate	45.5%	33.0%
Net (loss) / earnings	$(398)	$931	+(100.0)%
Per share data:
Basic (loss) / earnings per share	$(0.68)	$1.56	+(100.0)%
Diluted (loss) / earnings per share	$(0.68)	$1.54	+(100.0)%
Weighted average shares of common stock outstanding:
Basic	588	595	1.2%
Diluted	588	600	2.0%

1
In the fourth quarter of 2014, Kraft recorded expenses of $50 million in cost savings initiatives. This was comprised of $21 million of expense within cost of sales, $28 million of expense within selling, general and administrative expenses, and $1 million of expense within asset impairment and exit costs. In the fourth quarter of 2013, Kraft recorded expenses of $39 million in cost savings initiatives. This was comprised of $11 million of expense within cost of sales; $19 million of expense within selling, general and administrative expenses; and $9 million of expense within asset impairment and exit costs.

2
In the fourth quarter of 2014, Kraft recorded $1,364 million of pre-tax expense within cost of sales ($933 million) and selling, general and administrative expenses ($431 million) related to market-based impacts to certain post-employment benefit plans. This expense amounted to $843 million after-tax, and had a $1.43 unfavorable impact on fourth quarter 2014 EPS. In the fourth quarter of 2013, Kraft recorded $782 million of pre-tax income within cost of sales ($444 million) and selling, general and administrative expenses ($338 million) related to market-based impacts to certain post-employment benefit plans. This income amounted to $525 million after-tax, and had a $0.87 favorable impact on fourth quarter 2013 EPS.

Schedule 2
Kraft Foods Group, Inc.
Reconciliation of GAAP to Non-GAAP Information
Net Revenues
For the Three Months Ended
(in millions of dollars) (Unaudited)

					% Change		Organic Growth Drivers
	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix	Price
December 27, 2014

Cheese	$1,170	$—	$(12)	$1,158	8.4%	8.3%	(0.5)pp	8.8pp
Refrigerated Meals	793	—	—	793	6.3%	6.3%	4.6pp	1.7pp
Beverages	577	—	—	577	(3.4)%	(3.4)%	(0.5)pp	(2.9)pp
Meals & Desserts	627	—	—	627	(6.6)%	(6.6)%	(3.3)pp	(3.3)pp
Enhancers & Snack Nuts	488	—	—	488	(1.2)%	(1.0)%	0.0pp	(1.0)pp
Canada	533	43	(4)	572	(1.5)%	6.5%	4.7pp	1.8pp
Other Businesses	508	5	(13)	500	8.8%	11.9%	9.2pp	2.7pp
Kraft Foods Group, Inc.	$4,696	$48	$(29)	$4,715	2.2%	3.4%	1.5pp	1.9pp

December 28, 2013

Cheese	$1,079	$—	$(10)	$1,069
Refrigerated Meals	746	—	—	746
Beverages	597	—	—	597
Meals & Desserts	671	—	—	671
Enhancers & Snack Nuts	494	—	(1)	493
Canada	541	—	(4)	537
Other Businesses	467	—	(20)	447
Kraft Foods Group, Inc.	$4,595	$—	$(35)	$4,560

Schedule 3
Kraft Foods Group, Inc.
Operating Income
For the Three Months Ended
(in millions of dollars) (Unaudited)

	Reported (GAAP)
	December 27, 2014	December 28, 2013	% Change Fav / (Unfav)
Operating (Loss) / Income:
Cheese	$185	$141	31.2%
Refrigerated Meals	71	50	42.0%
Beverages	28	48	(41.7)%
Meals & Desserts	169	188	(10.1)%
Enhancers & Snack Nuts	113	99	14.1%
Canada	113	99	14.1%
Other Businesses	74	62	19.4%
Market-based impacts to post-employment benefit plans	(1,364)	782
Certain other post-employment benefit plan income	117	101
Unrealized (losses) / gains on hedging activities	(92)	15
General corporate expenses	(28)	(71)
Kraft Foods Group, Inc.	$(614)	$1,514	+(100.0)%

Note: In the fourth quarter of 2014, Kraft recorded net expenses of $50 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: expenses in Cheese ($8 million); expenses in Refrigerated Meals ($18 million); expenses in Beverages ($4 million); expenses in Meals & Desserts ($23 million); income in Enhancers & Snack Nuts ($8 million); expenses in Canada ($2 million); expenses in Other Businesses ($1 million); and expenses in General corporate expenses ($2 million). In the fourth quarter of 2013, Kraft recorded expenses of $39 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($9 million); Refrigerated Meals ($3 million); Beverages ($2 million); Meals & Desserts ($1 million); Enhancers & Snack Nuts ($2 million); Canada ($8 million); Other Businesses ($2 million) and General corporate expenses ($12 million).

Schedule 4
Kraft Foods Group, Inc.
Consolidated Statements of Earnings
For the Twelve Months Ended
(in millions of dollars, except per share data) (Unaudited)

	December 27, 2014	December 28, 2013	% Change Fav / (Unfav)

Net revenues	$18,205	$18,218	(0.1)%
Cost of sales[1,2]	13,360	11,395	(17.2)%
Gross profit	4,845	6,823	(29.0)%
Selling, general and administrative expenses[1,2]	2,956	2,124	(39.2)%
Asset impairment and exit costs[1]	(1)	108	+100.0%
Operating income	1,890	4,591	(58.8)%
Interest and other expense, net	(484)	(501)	3.4%
Earnings before income taxes	1,406	4,090	(65.6)%
Provision for income taxes	363	1,375	73.6%
Effective tax rate	25.8%	33.6%
Net earnings	$1,043	$2,715	(61.6)%
Per share data:
Basic earnings per share	$1.75	$4.55	(61.5)%
Diluted earnings per share	$1.74	$4.51	(61.4)%
Weighted average shares of common stock outstanding:
Basic	593	594	0.2%
Diluted	598	599	0.2%

1
In the twelve months ended December 27, 2014, Kraft recorded net expenses of $107 million in cost savings initiatives. This was comprised of $61 million of expense within cost of sales; $47 million of expense within selling, general and administrative expenses; and $1 million of income within asset impairment and exit costs. In the twelve months ended December 28, 2013, Kraft recorded expenses of $290 million in cost savings initiatives. This was comprised of $77 million of expense within cost of sales; $105 million of expense within selling, general and administrative expenses; and $108 million of expense within asset impairment and exit costs.

2
In the twelve months ended December 27, 2014, Kraft recorded $1,341 million of pre-tax expense within cost of sales ($901 million) and selling, general and administrative expenses ($440 million) related to market-based impacts to certain post-employment benefit plans. This expense amounted to $850 million after-tax, and had a $1.41 unfavorable impact on 2014 EPS. In the twelve months ended December 28, 2013, Kraft recorded $1,561 million of pre-tax income within cost of sales ($896 million) and selling, general and administrative expenses ($665 million) related to market-based impacts to certain post-employment benefit plans. This income amounted to $1,004 million after-tax, and had a $1.67 favorable impact on 2013 EPS.

Schedule 5
Kraft Foods Group, Inc.
Reconciliation of GAAP to Non-GAAP Information
Net Revenues
For the Twelve Months Ended
(in millions of dollars) (Unaudited)

					% Change		Organic Growth Drivers
	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix	Price
December 27, 2014

Cheese	$4,066	$—	$(45)	$4,021	3.6%	3.8%	(2.6)pp	6.4pp
Refrigerated Meals	3,433	—	—	3,433	3.0%	3.0%	1.5pp	1.5pp
Beverages	2,627	—	—	2,627	(2.0)%	(2.0)%	1.2pp	(3.2)pp
Meals & Desserts	2,155	—	—	2,155	(6.5)%	(6.5)%	(4.6)pp	(1.9)pp
Enhancers & Snack Nuts	2,062	—	—	2,062	(1.9)%	(1.5)%	0.5pp	(2.0)pp
Canada	1,937	139	(16)	2,060	(4.9)%	1.9%	0.7pp	1.2pp
Other Businesses	1,925	17	(73)	1,869	4.9%	6.0%	2.1pp	3.9pp
Kraft Foods Group, Inc.	$18,205	$156	$(134)	$18,227	(0.1)%	0.9%	(0.3)pp	1.2pp

December 28, 2013

Cheese	$3,925	$—	$(51)	$3,874
Refrigerated Meals	3,334	—	—	3,334
Beverages	2,681	—	—	2,681
Meals & Desserts	2,305	—	—	2,305
Enhancers & Snack Nuts	2,101	—	(8)	2,093
Canada	2,037	—	(16)	2,021
Other Businesses	1,835	—	(72)	1,763
Kraft Foods Group, Inc.	$18,218	$—	$(147)	$18,071

Schedule 6
Kraft Foods Group, Inc.
Operating Income
For the Twelve Months Ended
(in millions of dollars) (Unaudited)

	Reported (GAAP)
	December 27, 2014	December 28, 2013	% Change Fav / (Unfav)
Operating Income:
Cheese	$656	$634	3.5%
Refrigerated Meals	378	329	14.9%
Beverages	384	349	10.0%
Meals & Desserts	611	665	(8.1)%
Enhancers & Snack Nuts	577	529	9.1%
Canada	370	373	(0.8)%
Other Businesses	263	227	15.9%
Market-based impacts to post-employment benefit plans	(1,341)	1,561
Certain other post-employment benefit plan income	164	61
Unrealized (losses) / gains on hedging activities	(79)	21
General corporate expenses	(93)	(158)
Kraft Foods Group, Inc.	$1,890	$4,591	(58.8)%

Note: In the twelve months ended December 27, 2014, Kraft recorded expenses of $107 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($19 million); Refrigerated Meals ($31 million); Beverages ($8 million); Meals & Desserts ($30 million); Enhancers & Snack Nuts ($8 million); Canada ($3 million); Other Businesses ($3 million); and General corporate expenses ($5 million). In the twelve months ended December 28, 2013, Kraft recorded expenses of $290 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($88 million); Refrigerated Meals ($35 million); Beverages ($41 million); Meals & Desserts ($26 million); Enhancers & Snack Nuts ($24 million); Canada ($17 million); Other Businesses ($19 million); and General corporate expenses ($40 million).

Schedule 7
Kraft Foods Group, Inc.
Consolidated Balance Sheets
(in millions of dollars) (Unaudited)

	December 27, 2014	December 28, 2013
ASSETS
Cash and cash equivalents	$1,293	$1,686
Receivables (net of allowances of $21 in 2014 and $26 in 2013)	1,080	1,048
Inventories	1,775	1,616
Deferred income taxes	384	360
Other current assets	259	198
Total current assets	4,791	4,908
Property, plant and equipment, net	4,192	4,115
Goodwill	11,404	11,505
Intangible assets, net	2,234	2,229
Other assets	326	391
TOTAL ASSETS	$22,947	$23,148

LIABILITIES
Current portion of long-term debt	$1,405	$4
Accounts payable	1,537	1,548
Accrued marketing	511	685
Accrued employment costs	163	184
Dividends payable	324	313
Accrued post-retirement health care costs	192	197
Other current liabilities	641	479
Total current liabilities	4,773	3,410
Long-term debt	8,627	9,976
Deferred income taxes	340	662
Accrued pension costs	1,105	405
Accrued post-retirement health care costs	3,399	3,080
Other liabilities	338	428
TOTAL LIABILITIES	18,582	17,961
EQUITY
Common stock, no par value (5,000,000,000 shares authorized; 601,402,816 shares issued at December 27, 2014 and 596,843,449 at December 28, 2013)	—	—
Additional paid-in capital	4,678	4,434
Retained earnings	1,045	1,281
Accumulated other comprehensive losses	(562)	(499)
Treasury stock, at cost	(796)	(29)
TOTAL EQUITY	4,365	5,187
TOTAL LIABILITIES AND EQUITY	$22,947	$23,148

Schedule 8
Kraft Foods Group, Inc.
Reconciliation of GAAP to Non-GAAP Information
Free Cash Flows
For the Twelve Months Ended
(in millions of dollars) (Unaudited)

	December 27, 2014	December 28, 2013
Net earnings	$1,043	$2,715
Depreciation and amortization	385	393
Receivables, net	(22)	35
Inventories	(53)	235
Accounts payable	45	45
Other	622	(1,380)
Operating cash flow	2,020	2,043
Capital expenditures	(535)	(557)
Free cash flow	$1,485	$1,486